AMENDMENT TO INVESTMENT
                               ADVISORY AGREEMENT

AMENDMENT effective as of April 28, 2017 to the Investment Advisory Agreement dated January 1, 2012 (the "Agreement") by and between MFS Variable Insurance Trust II (the "Trust") on behalf the MFS Core Equity Portfolio, the MFS Global Governments Portfolio, and the MFS Global Tactical Allocation Portfolio (each, a "Fund"), each a series of the Trust, and Massachusetts Financial Services Company, a Delaware corporation (the "Adviser").

                                   WITNESSETH

WHEREAS, the Trust on behalf of each Fund has entered into the Agreement with the Adviser; and

WHEREAS, the Trust and the Adviser have agreed to amend the Agreement as provided below;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

      Article 3. Compensation of the Adviser: The reference to each Fund in Appendix B of the Agreement is deleted and replaced in its entirety as follows:


      MFS Core Equity Portfolio            0.75% of the Fund's average daily net
                                           assets annually up to $1 billion;

                                           0.65% of the Fund's average daily net
                                           assets   annually  in  excess  of  $1
                                           billion and up to $2.5 billion; and

                                           0.60% of the Fund's average daily net
                                           assets annually  in  excess  of  $2.5
                                           billion.


      MFS Global Governments Portfolio     0.75% of the Fund's average daily net
                                           assets annually up to $300 million;

                                           0.675%  of  the  Fund's average daily
                                           net assets annually in excess of $300
                                           million and up to $1 billion; and

                                           0.625%  of the Fund's  average  daily
                                           net assets  annually  in excess of $1
                                           billion.



      MFS Global Tactical Allocation Portfolio0.75% of the Fund's  average daily
                                           net   assets  annually  up  to   $300
                                           million;

                                           0.675%  of  the  Fund's average daily
                                           net assets annually in excess of $300
                                           million and up to $2.5 billion; and

                                           0.65% of the Fund's average daily net
                                           assets  annually in  excess  of  $2.5
                                           billion.


         Miscellaneous: Except as set forth in this Amendment, the Agreement shall remain in full force and effect, without amendment or modification.

      Limitation of Liability of the Trustees and Shareholders: A copy of the Trust's Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The parties hereto acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, the parties hereto acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, the parties hereto also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the parties hereto agree not to proceed against any series for the obligations of another series.




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IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed and delivered in the names and on their behalf by the undersigned, therewith duly authorized, all as of the day and year first above written.


                                           MFS VARIABLE INSURANCE TRUST II, on
                                           behalf of each of MFS Core Equity
                                           Portfolio, MFS Global Governments
                                           Portfolio, and MFS Global Tactical
                                           Allocation Portfolio


                                           By: KRISTIN V. COLLINS________
                                               Kristin V. Collins
                                               Assistant Secretary



                                           MASSACHUSETTS FINANCIAL SERVICES
                                           COMPANY


                                           By: ROBERT J. MANNING_______
                                               Robert J. Manning
                                               Co-Chief Executive Officer